Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for April, May and June, 2014 and Second
Quarter Earnings Release and Conference Call Dates

MCLEAN, VA, April 8, 2014 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the second fiscal quarter ended March 31, 2014.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of April, May and June, 2014, payable per Table 1 below. The Company has paid 126 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Table 1: Summary table for common stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 16	April 21	April 30	$0.07
May 16	May 20	May 30	$0.07
June 17	June 19	June 30	$0.07

Total for the Quarter:			$0.21

Term Preferred Stock: $0.1484375 per share of the Company’s 7.125% Series 2016 Term Preferred Stock (“Term Preferred Stock”) for each of April, May and June, 2014, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADP.”

Table 2: Summary table for Term Preferred Stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 16	April 21	April 30	$0.1484375
May 16	May 20	May 30	$0.1484375
June 17	June 19	June 30	$0.1484375

Total for the Quarter:			$0.4453125

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the fiscal quarter ended March 31, 2014, after the stock market closes on Wednesday, April 30, 2014. The Company will hold a conference call Thursday, May 1, 2014 at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 465-0177 and use conference ID 24176340 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through June 1, 2014. To hear the replay, please dial (800) 585-8367 and use playback conference number 24176340.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through July 1, 2014.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation